Exhibit 99.1

Press Release	For Immediate Release
Date: October 31, 2019

GLEN BURNIE BANCORP ANNOUNCES

THIRD QUARTER 2019 RESULTS

GLEN BURNIE, MD (October 31, 2019) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $606,000, or $0.21 per basic and diluted common share for the three-month period ended September 30, 2019, as compared to net income of $439,000, or $0.16 per basic and diluted common share for the three-month period ended September 30, 2018.

Bancorp reported net income of $1,060,000, or $0.38 per basic and diluted common share for the nine-month period ended September 30, 2019, compared to $1,172,000, or $0.42 per basic and diluted common share for the same period in 2018. At September 30, 2019, Bancorp had total assets of $383.4 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 109th consecutive quarterly dividend on November 1, 2019.

“We are pleased with our performance during the third quarter and believe we are well positioned to take advantage of opportunities in our market area while serving our customer base despite the challenging economic and competitive environment,” stated John D. Long, President and CEO. “We continue to invest in technology and infrastructure improvements that enable us to remain competitive in the rapidly changing technological environment. Our strong fundamental performance was somewhat offset by the cost of these investments. However, we maintained our relentless focus on expense reduction in other areas as we work to drive efficiencies through the Bank and improve our profitability while delivering the outstanding customer service that differentiates our Bank in our local markets.”

“Looking forward, we continue to seek opportunities to further reduce our cost structure as we work to achieve an efficiency ratio more in-line with our peers. In addition, a favorable credit environment combined with our outstanding credit quality, disciplined loan pricing and a beneficial balance sheet structure, allowed us to reduce the provision for loan losses by $385,000 or 156.6%, for the three-month period ended September 30, 2019 as compared to the same period last year. Headquartered in the dynamic Northern Anne Arundel County market, we believe our Bank is well positioned with excellent asset quality and capital levels, a stable net interest margin, and an experienced and seasoned executive team. We remain deeply committed to serving the financial needs of the community through the development of new loan and deposit products.”

Highlights for the First Nine Months of 2019

Bancorp focused on organic growth opportunities in the first nine months of 2019, as average loan balances increased $11.0 million or 3.9%, as compared to the same period in 2018, and the pace of loan originations slowed. Bancorp has strong liquidity and capital positions that provide ample capacity for future growth, along with the Bank’s total regulatory capital to risk weighted assets of 13.18% at September 30, 2019, as compared to 12.86% for the same period of 2018.

Return on average assets for the three-month period ended September 30, 2019 was 0.63%, as compared to 0.43% for the three-month period ended September 30, 2018. Return on average equity for the three-month period ended September 30, 2019 was 6.77%, as compared to 5.04% for the three-month period ended September 30, 2018. Lower provision for loan losses offset by lower net interest income and higher income tax expense primarily drove higher returns for the three-month period ended September 30, 2019.

The book value per share of Bancorp’s common stock was $12.52 at September 30, 2019, as compared to $11.86 per share at September 30, 2018.

At September 30, 2019, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 12.36% at September 30, 2019, as compared to 11.98% at September 30, 2018. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $383.4 million at September 30, 2019, a decrease of $28.0 million or 6.8%, from $411.4 million at September 30, 2018. Investment securities were $64.8 million at September 30, 2019, a decrease of $19.2 million or 22.9%, from $84.0 million at September 30, 2018. Proceeds from the Bank’s sale of investment securities in 2019 were used to offset the decrease in deposits and borrowings (see below), and fund the Bank’s increase in loan originations during 2018. Loans, net of deferred fees and costs, were $283.9 million at September 30, 2019, a decrease of $11.1 million or 3.8%, from $295.0 million at September 30, 2018.

Net deferred tax assets decreased $1.9 million and accrued taxes receivable increased $1.0 million from September 30, 2018 to September 30, 2019 resulting from a reduction in tax accruals related to sequestration of the refundable portion of our alternative minimum tax (AMT) credit carryforward. On January 14, 2019, the IRS clarified that refundable AMT credits under Section 53(e) of the Internal Revenue Code are not subject to sequestration for taxable years beginning after December 31, 2017. Therefore, the full amount of the AMT credit carryover is expected to be refunded to the Company.

Other assets decreased $0.7 million due to the $0.7 million decrease in the fair value of swap derivative positions.

Total deposits were $325.3 million at September 30, 2019, a decrease of $11.5 million or 3.4%, from $336.8 million at September 30, 2018. Interest-bearing deposits were $213.8 million at September 30, 2019, a decrease of $15.1 million or 6.6%, from $228.9 million at September 30, 2018. Total borrowings were $20.0 million at September 30, 2019, a decrease of $20.0 million or 50.0%, from $40.0 million at September 30, 2018.

Stockholders’ equity was $35.37 million at September 30, 2019, an increase of $2.03 million or 6.1%, from $33.34 million at September 30, 2018. The decrease in accumulated other comprehensive loss associated with net unrealized losses on the available for sale bond portfolio and increase in retained earnings and stock issuances under the dividend reinvestment program, offset by an increase in unrealized losses on interest rate swap contracts drove the overall increase in stockholders’ equity.

Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 1.34% of total assets at September 30, 2019, as compared to 0.75% for the same period of 2018. The increase in nonaccrual loans drove the 0.59% increase in nonperforming assets as percentage of total assets from September 30, 2018 to September 30, 2019.

Review of Financial Results

For the three-month periods ended September 30, 2019 and 2018

Net income for the three-month period ended September 30, 2019 was $606,000, as compared to $439,000 for the three-month period ended September 30, 2018.

Net interest income for the three-month period ended September 30, 2019 totaled $3.1 million, as compared to $3.3 million for the three-month period ended September 30, 2018. Average loan balances decreased $7.0 million or 2.38% to $286.9 million for the three-month period ended September 30, 2019, as compared to $293.9 million for the same period of 2018. Average balances on interest-bearing deposits and investments decreased $21.2 million or 21.7%, to $76.6 million for the three-month period ended September 30, 2019, as compared to $97.8 million for the same period of 2018.

Net interest margin for the three-month period ended September 30, 2019 was 3.43%, as compared to 3.34% for the same period of 2018. Lower average balances and interest rates on borrowed funds primarily drove year-over-year results. The average balance on borrowed funds decreased $14.5 million while the yield decreased 0.09% from 2.28% to 2.19%, when comparing the three-month periods ending September 30, 2018 and 2019, respectively.

The provision for loan losses for the three-month period ended September 30, 2019 was a negative provision of $139,000, as compared to a provision of $246,000 for the same period of 2018. The decrease was driven primarily by $437,000 of lower net charge offs. As a result, the allowance for loan losses was $2.31 million at September 30, 2019, representing 0.81% of total loans, as compared to $2.46 million, or 0.83% of total loans at September 30, 2018 and is consistent with the improved credit quality of our loan portfolio.

Noninterest income for the three-month period ended September 30, 2019 was $391,000, as compared to $331,000 for the three-month period ended September 30, 2018, an increase of $60,000 or 18.1%. Higher ATM interchange fees associated with seasonal business drove the quarter-over-quarter increase.

For the three-month period ended September 30, 2019, noninterest expense was $2,856,000, as compared to $2,859,000 for the three-month period ended September 30, 2018, a decrease of $3,000 or 0.10%. The primary contributors to the $3,000 decrease, when compared to the three-month period ended September 30, 2018 were decreases in salary and employee benefits cost, data processing and item processing services and FDIC insurance costs, offset by increases in occupancy and equipment expenses including investments in technology and infrastructure improvements and legal, accounting and other professional fees.

For the nine-month periods ended September 30, 2019 and 2018

Net income for the nine-month period ended September 30, 2019 was $1,060,000, as compared to net income of $1,172,000 for the nine-month period ended September 30, 2018.

Net interest income for the nine-month period ended September 30, 2019 totaled $9.41 million, as compared to $9.35 million for the nine-month period ended September 30, 2018. Average loan balances increased $11.0 million or 3.9%, to $294.0 million for the nine-month period ended September 30, 2019, as compared to $283.0 million for the same period of 2018. Average balances on interest-bearing deposits and investments decreased $22.1 million or 22.0%, to $78.1 million for the nine-month period ended September 30, 2019, as compared to $100.2 million for the same period of 2018.

Net interest margin for the nine-month period ended September 30, 2019 was 3.38%, as compared to 3.26% for the same period of 2018. Higher yields on interest-earning assets offset by higher cost of funds were the primary drivers of year-over-year results, as the yield on interest-earning assets increased 0.12% from 3.79% to 3.91% and the cost of funds increased 0.01% from 0.55% to 0.56% for the nine-month periods ending September 30, 2018 and 2019, respectively.

The provision for loan losses for the nine-month period ended September 30, 2019 was $65,000, as compared to $601,000 for the same period of 2018. The decrease for the nine-month period ended September 30, 2019 as compared to the same period in 2018 primarily reflects lower net charge offs.

Noninterest income for the nine-month period ended September 30, 2019 was $955,000, as compared to $1,204,000 for the nine-month period ended September 30, 2018. The results for the first nine-months of 2018 include gains on redemptions of BOLI policies of $308,000.

For the nine-month period ended September 30, 2019, noninterest expense was $8.9 million, as compared to $8.7 million for the nine-month period ended September 30, 2018. The primary contributors to the $0.2 million increase, when compared to the nine-month period ended September 30, 2018 were increases in salary and employee benefits costs, occupancy and equipment expenses, legal, accounting and other professional fees, litigation settlement costs, and bank robbery and fraud losses, partially offset by decreases in data processing and item processing services, FDIC insurance costs and loan collection costs.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally-owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	September 30,	June 30,	December 31,	September 30,
	2019	2019	2018	2018
	(unaudited)	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$3,678	$2,373	$2,605	$5,282
Interest bearing deposits with banks and federal funds sold	15,893	7,565	13,349	10,208
Cash and Cash Equivalents	19,571	9,938	15,954	15,490

Investment securities available for sale, at fair value	64,817	61,213	81,572	84,029
Restricted equity securities, at cost	1,225	1,227	2,481	2,073

Loans, net of deferred fees and costs	283,889	291,237	299,120	294,981
Less: Allowance for loan losses	(2,307)	(2,459)	(2,541)	(2,455)
Loans, net	281,582	288,778	296,579	292,526

Real estate acquired through foreclosure	705	705	705	705
Premises and equipment, net	3,820	3,840	3,106	3,154
Bank owned life insurance	7,982	7,940	7,860	7,818
Deferred tax assets, net	1,013	1,059	1,392	2,863
Accrued interest receivable	976	992	1,198	1,233
Accrued taxes receivable	982	1,194	1,177	-
Prepaid expenses	557	491	466	516
Other assets	208	236	556	958
Total Assets	$383,438	$377,613	$413,046	$411,365

LIABILITIES
Noninterest-bearing deposits	$111,453	$107,132	$101,369	$107,921
Interest-bearing deposits	213,813	213,046	221,084	228,926
Total Deposits	325,266	320,178	322,453	336,847

Short-term borrowings	20,000	20,000	55,000	40,000
Defined pension liability	311	304	285	323
Accrued Taxes Payable	-	-	-	102
Accrued expenses and other liabilities	2,493	2,241	1,257	749
Total Liabilities	348,070	342,723	378,995	378,021

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,824,412, 2,821,230, 2,814,157, and 2,810,961 shares as of September 30, 2019, June 30, 2019, December 31, 2018, and September 30, 2018, respectively.	2,824	2,821	2,814	2,811
Additional paid-in capital	10,495	10,464	10,401	10,368
Retained earnings	22,280	21,957	22,066	21,936
Accumulated other comprehensive loss	(231)	(352)	(1,230)	(1,771)
Total Stockholders' Equity	35,368	34,890	34,051	33,344
Total Liabilities and Stockholders' Equity	$383,438	$377,613	$413,046	$411,365

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Interest income
Interest and fees on loans	$3,176	$3,269	$9,543	$9,100
Interest and dividends on securities	326	526	1,061	1,585
Interest on deposits with banks and federal funds sold	88	67	270	165
Total Interest Income	3,590	3,862	10,874	10,850

Interest expense
Interest on deposits	336	362	1,001	997
Interest on short-term borrowings	110	198	465	506
Total Interest Expense	446	560	1,466	1,503

Net Interest Income	3,144	3,302	9,408	9,347
Provision for loan losses	(139)	246	65	601
Net interest income after provision for loan losses	3,283	3,056	9,343	8,746

Noninterest income
Service charges on deposit accounts	62	59	187	187
Other fees and commissions	287	216	643	564
Gains on redemption of BOLI policies	-	-	-	308
Gain on securities sold	-	-	3	-
Income on life insurance	42	41	122	130
Gain on sale of OREO	-	15	-	15
Total Noninterest Income	391	331	955	1,204

Noninterest expenses
Salary and employee benefits	1,685	1,710	5,140	5,080
Occupancy and equipment expenses	340	272	1,040	850
Legal, accounting and other professional fees	259	212	794	721
Data processing and item processing services	109	168	328	454
FDIC insurance costs	-	64	116	187
Advertising and marketing related expenses	27	16	79	65
Loan collection costs	22	32	62	153
Telephone costs	62	56	183	181
Other expenses	352	329	1,181	1,014
Total Noninterest Expenses	2,856	2,859	8,923	8,705

Income before income taxes	818	528	1,375	1,245
Income tax expense	212	89	315	73

Net income	$606	$439	$1,060	$1,172

Basic and diluted net income per share of common stock	$0.21	$0.16	$0.38	$0.42

GLEN BURNIE BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

For the nine months ended September 30, 2019 and 2018 (unaudited)

(dollars in thousands)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)	Equity
Balance, December 31, 2017	$2,801	$10,267	$21,605	$(631)	$34,042

Net income	-	-	1,172	-	1,172
Cash dividends, $0.30 per share	-	-	(841)	-	(841)
Dividends reinvested under
dividend reinvestment plan	10	101	-	-	111
Other comprehensive loss	-	-	-	(1,140)	(1,140)
Balance, September 30, 2018	$2,811	$10,368	$21,936	$(1,771)	$33,344

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	(Loss)/Income	Equity
Balance, December 31, 2018	$2,814	$10,401	$22,066	$(1,230)	$34,051

Net income	-	-	1,060	-	1,060
Cash dividends, $0.30 per share	-	-	(846)	-	(846)
Dividends reinvested under
dividend reinvestment plan	10	94	-	-	104
Other comprehensive income	-	-	-	999	999
Balance, September 30, 2019	$2,824	$10,495	$22,280	$(231)	$35,368

THE BANK OF GLEN BURNIE

CAPITAL RATIOS

(dollars in thousands)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2019:
(unaudited)
Common Equity Tier 1 Capital	35,216	12.36%	12,822	4.50%	18,520	6.50%
Total Risk-Based Capital	37,561	13.18%	22,794	8.00%	28,493	10.00%
Tier 1 Risk-Based Capital	35,216	12.36%	17,096	6.00%	22,794	8.00%
Tier 1 Leverage	35,216	9.26%	15,215	4.00%	19,019	5.00%

As of June 30, 2019:
(unaudited)
Common Equity Tier 1 Capital	34,864	12.05%	13,015	4.50%	18,799	6.50%
Total Risk-Based Capital	37,335	12.91%	23,137	8.00%	28,922	10.00%
Tier 1 Risk-Based Capital	34,864	12.05%	17,353	6.00%	23,137	8.00%
Tier 1 Leverage	34,864	9.12%	15,287	4.00%	19,109	5.00%

As of December 31, 2018:
(audited)
Common Equity Tier 1 Capital	34,778	12.27%	12,757	4.50%	18,427	6.50%
Total Risk-Based Capital	37,354	13.18%	22,679	8.00%	28,349	10.00%
Tier 1 Risk-Based Capital	34,778	12.27%	17,009	6.00%	22,679	8.00%
Tier 1 Leverage	34,778	8.52%	16,330	4.00%	20,413	5.00%

As of September 30, 2018:
(unaudited)
Common Equity Tier 1 Capital	33,499	11.98%	12,583	4.50%	18,175	6.50%
Total Risk-Based Capital	35,960	12.86%	22,370	8.00%	27,962	10.00%
Tier 1 Risk-Based Capital	33,499	11.98%	16,777	6.00%	22,370	8.00%
Tier 1 Leverage	33,474	8.25%	16,230	4.00%	20,287	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended		Year Ended
	September 30,	June 30,	September 30,	September 30,	September 30,	December 31,
	2019	2019	2018	2019	2018	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)

Financial Data
Assets	$383,438	$377,613	$411,365	$383,438	$411,365	$413,046
Investment securities	64,817	61,213	84,029	64,817	84,029	81,572
Loans, (net of deferred fees & costs)	283,889	291,237	294,981	283,889	294,981	299,120
Allowance for loan losses	2,307	2,459	2,455	2,307	2,455	2,541
Deposits	325,266	320,178	336,847	325,266	336,847	322,453
Borrowings	20,000	20,000	40,000	20,000	40,000	55,000
Stockholders' equity	35,368	34,890	33,344	35,368	33,344	34,051
Net income	606	319	439	1,060	1,172	1,583

Average Balances
Assets	$380,852	$382,659	$408,382	$387,886	$398,984	$401,494
Investment securities	61,456	61,621	88,611	64,338	90,783	89,351
Loans, (net of deferred fees & costs)	286,944	295,425	293,949	293,958	283,006	286,702
Deposits	322,893	325,036	338,412	323,737	336,128	335,167
Borrowings	20,000	20,789	34,487	27,323	27,878	31,595
Stockholders' equity	35,489	34,965	34,553	34,938	34,096	33,777

Performance Ratios
Annualized return on average assets	0.63%	0.33%	0.43%	0.37%	0.39%	0.39%
Annualized return on average equity	6.77%	3.66%	5.04%	4.06%	4.60%	4.69%
Net interest margin	3.43%	3.41%	3.34%	3.38%	3.26%	3.26%
Dividend payout ratio	47%	88%	64%	80%	72%	71%
Book value per share	$12.52	$12.37	$11.86	$12.52	$11.86	$12.10
Basic and diluted net income per share	0.21	0.11	0.16	0.38	0.42	0.56
Cash dividends declared per share	0.10	0.10	0.10	0.30	0.30	0.40
Basic and diluted weighted average shares outstanding	2,823,271	2,819,994	2,809,834	2,819,952	2,806,341	2,808,031

Asset Quality Ratios
Allowance for loan losses to loans	0.81%	0.84%	0.83%	0.81%	0.83%	0.85%
Nonperforming loans to avg. loans	1.55%	1.60%	0.82%	1.51%	0.85%	0.76%
Allowance for loan losses to nonaccrual & 90+ past due loans	54.3%	54.0%	112.1%	54.3%	112.1%	128.7%
Net charge-offs annualize to vg. loans	0.02%	0.24%	0.10%	0.14%	0.35%	0.32%

Capital Ratios
Common Equity Tier 1 Capital	12.36%	12.05%	11.98%	12.36%	11.98%	12.27%
Tier 1 Risk-based Capital Ratio	12.36%	12.05%	11.98%	12.36%	11.98%	12.27%
Leverage Ratio	9.26%	9.12%	8.25%	9.26%	8.25%	8.52%
Total Risk-Based Capital Ratio	13.18%	12.91%	12.86%	13.18%	12.86%	13.18%